Exhibit 4.1

DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the common stock, par value $1.00 per share (“Common Stock”), of Stepan Company (the “Company,” “we,” “us” or “our”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934. The following summary is not complete and is qualified in its entirety by reference to the Company’s Restated Certificate of Incorporation (the “Charter”), the Company’s Amended and Restated By-laws (Amended as of October 22, 2019) (the “By-laws”) and relevant sections of the Delaware General Corporation Law (the “DGCL”).

General

We have the authority to issue a total of 60,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, without par value (“Preferred Stock”).

The Board of Directors of the Company (the “Board”) is granted authority to issue Preferred Stock of one or more series and, in connection with the creation of any such series, to fix by the resolution or resolutions providing for the issue of shares of Preferred Stock, the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of such Preferred Stock, including (without limitation) the authority to fix any dividend, liquidation, redemption, voting or conversion characteristics of the Preferred Stock of any series thereof.

Voting Rights

At all meetings of the stockholders of the Company, each holder of record of Common Stock shall be entitled to vote and have one vote for each share held by such holder of record. Except as otherwise required in the Charter, By-laws or by applicable law, the holders of voting stock shall vote together as one class on all matters submitted to a vote of stockholders generally. The Charter and By-laws do not provide for cumulative voting in connection with the election of directors. Accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors standing for election at a meeting of stockholders. However, in a contested election, a plurality of the votes shall be enough to elect a director. The holders of a majority of our voting stock issued and outstanding and entitled to vote at a meeting of stockholders, present in person or represented by proxy, constitute a quorum at any such meeting of stockholders for the transaction of business.

Dividend Rights

Subject to any dividend rights granted to Preferred Stock that may be outstanding from time to time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock as may be declared thereon by the Board from time to time out of the assets or funds legally available. Before payment of any dividend, there may be set aside out of any funds available for dividends such sum or sums as the directors, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any Company property, or for such other purpose as the directors shall think conducive to the interests of the Company, and the directors may modify or abolish any such reserve in the manner in which it was created.

No Preemptive Rights

No holder of our capital stock has any preemptive right to subscribe for any shares of our capital stock issued in the future.

Liquidation Rights

The holders of Common Stock shall be entitled to share ratably in the assets of the Company remaining after payment pursuant to any liquidation rights granted to Preferred Stock that may be outstanding from time to time.

Preferred Stock

As of February 26, 2020, there are no shares of any series of Preferred Stock outstanding. The Charter provides that the Board may, by resolution, establish one or more series of Preferred Stock having the number of shares and relative voting rights, designations, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board without further stockholder approval. The holders of our Preferred Stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution or our winding up in such amounts as are established by the resolutions of the Board approving the issuance of such shares.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control without further action by the holders and may adversely affect voting and other rights of holders of our securities. In addition, issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of our voting stock.

Provisions of Our Charter, By-laws and Delaware Law That May Have an Anti-Takeover Effect

Preferred Stock

See above under “Preferred Stock.”

Special Meetings of Stockholders

The By-laws provide that special meetings of the stockholders may be called by our Chair of the Board, the President and Chief Executive Officer or any two directors. Subject to certain exceptions, a special meeting of stockholders may also be called by our secretary upon the written request of stockholders entitled to cast not less than one-third of the voting power of all votes entitled to be cast at the special meeting.

Advance Notice of Stockholder Meetings

Notice of any annual or special meeting of stockholders, stating the place (if any), date and hour of the meeting, the means of remote communication (if any) by which stockholders may be deemed to be present in person and vote at such meeting, and in the case of a special meeting, the purpose of purposes for which the meeting is called, shall be given in writing to each stockholder entitled to vote at such meeting not less than ten nor more than 60 days before the date of such meeting.

Advance Notice for Nominations or Stockholder Proposals at Meetings

The By-laws also prescribe the procedure that a stockholder must follow to nominate directors or bring business before annual or special stockholder meetings.

Nominations of persons for election to the Board and the proposal of business at stockholder meetings may be made by (1) the Company, (2) the Chair of the Board or (3) any stockholder entitled to vote and who makes the nomination or proposal pursuant to timely notice in proper written form to our Secretary in compliance with the procedures set forth in the By-laws.

For a stockholder to nominate a candidate for director or to bring other business before an annual meeting, we must receive notice not more than 120 days nor less than 90 days prior to the first anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders or public disclosure of the date of such meeting is made.

For a stockholder to nominate a candidate for director or to bring other business before special meeting, we must receive notice by the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders or public disclosure of the date of such meeting is made.

Notice of a nomination for director or proposals to bring other business before a meeting must also include a description of various matters regarding the nominee or proposal and the shareholder giving notice, as set forth in the By-laws.

At a meeting of stockholders, only such business (other than the nomination of candidates for election as directors in accordance with the By-laws) will be conducted or considered as is properly brought before the annual meeting or a special meeting as specified in the By-laws.

Directors

The total number of directors constituting the Board shall be fixed from time to time by a resolution of the Board, but the Board shall consist of no more than eight members. As of February 26. 2020, the Board has seven members.

Each director to be elected by stockholders shall be elected by a majority vote of the stockholders, except that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of votes. If an incumbent director fails to receive the required vote for re-election, the director shall tender an irrevocable resignation that will be effective upon the Board’s acceptance of such resignation.

There is no cumulative voting in the election of directors. Directors may be removed, with or without cause, by a majority vote of our voting stock.

Our directors serve staggered three‑year terms. The directors are classified into three classes, each class consisting of one-third in number of the directors as near as may be. At each annual election of directors, the successors to the class of directors whose terms expires in that year shall be elected for a three-year term. One class of directors shall be elected by the stockholders at each annual meeting of stockholders.

The Board is expressly authorized to adopt, amend or repeal the By-laws.

Delaware Law

The Company is a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our outstanding voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.